EXHIBIT 10.43

EMPLOYMENT AGREEMENT

This agreement (the “Agreement”) between Official Payments Corporation, a Delaware corporation (the “Company”) and Michael P. Presto (the “Employee”), is entered into as of this 18th day of July, 2002.  This Agreement shall be effective as of August 1, 2002 (the “Effective Date”).  The term of this Agreement is for the period from the Effective Date to January 15, 2003, unless sooner terminated.  This Agreement supercedes all previous agreements.

Agreement

In consideration of the mutual benefits derived from this Agreement and of the agreements, covenants and provisions hereof, the parties hereto agree as follows:

A.           EMPLOYEE POLICY.  As of the Effective Date, the Company will be a wholly owned subsidiary of Tier Technologies, Inc., a California Corporation (“Tier”) and as an affiliated company will be subject to Tier’s employee policies.

B.           AT-WILL EMPLOYMENT.  The Company employs Employee from and after the Effective Date in the capacity of Chief Operating Officer, Official Payments Corporation, reporting to the Chief Executive Officer of Tier, or his designee.  Employee will be based initially in Stamford, CT, but Tier reserves the right to move designated offices to an area within reasonable proximity within the tri-state area, including Manhattan, NY.  Employee agrees to perform such services as are customary to such office and as shall from time to time be assigned to him by the Company.  Employee agrees to undertake business travel as is customary to such capacity, and as shall from time to time be requested of him by the Company or Tier.  The parties agree that employment at the Company is at will and may be terminated by either the Company or Employee at any time with or without cause and, except as provided in Section 2.1(a)(i), with or without notice.  Employee acknowledges that Employee has no right to be employed for a specific term and no right to insist on specific grounds for termination.  Employee acknowledges and agrees that the at-will nature of this Agreement extends to all employment decisions and that any change in the terms and conditions of employment, including without limitation work assignments, production standards, job responsibilities, compensation and promotions, shall be at the Company’s sole discretion.

1.            COMPENSATION AND BENEFITS

1.1          Base Salary.  In consideration of and as compensation for the services to be performed by Employee hereunder, the Company shall pay Employee a base salary (the “Base Salary”) of not less than $350,000 per year, payable semi-monthly in arrears in accordance with Tier’s regular payroll practices.

1.2          Bonus.  Employee will be eligible to receive a one-time bonus payment in the amount of $100,000 net of applicable withholdings and deductions.  Payment of this one-time bonus will be made on January 15, 2003.  Payment is contingent upon Employee being actively employed by the Company as of January 15, 2003, or having been terminated by the Company for any reason other than “for cause,” as defined in Section 2.1(a) (including, without limitation, by reason of Employee’s death or disability), prior to January 15, 2003.  Employee will not be eligible for such bonus if he resigns or if the Company terminates his employment for cause prior to January 15, 2003.

1.3          Participation in Benefit Plans.  Employee shall be entitled to participate in any pension plans, profit-sharing plans and group insurance, medical, hospitalization, disability and other benefit plans maintained by Tier from time to time, as such are generally applicable to employees of Tier and to the extent Employee is eligible under the general provisions thereof.

1.4          Car Allowance.  Employee shall be entitled to an automobile allowance equal to $551 per month.

1.5          Reimbursement of Expenses.  The Company shall reimburse Employee for all business expenses, including, without limitation, travel, entertainment and similar expenses, incurred by Employee on behalf of the Company if such expenses are ordinary and necessary business expenses incurred on behalf of the Company pursuant to the Tier’s standard expense reimbursement policy.  Employee shall provide the Company with such itemized accounts, receipts or documentation for such expenses as are required under Tier’s policy regarding the reimbursement of such expenses.

1.6          Vacation and Personal Leave.  Employee shall be entitled to carry forward any earned but untaken vacation immediately prior to the Effective Date and to accrue four (4) weeks’ paid vacation per year for post-Effective Date periods (pro-rated for post-Effective Date service shorter than one (1) year).  Employee shall also be entitled to other paid personal leave in accordance with Tier’s policy.

2.            TERMINATION

2.1          Termination.

(a)           Termination for Cause.  Termination “for cause” shall be limited to the occurrence of any of the following events:

(i)            the Employee’s failure to substantially perform Employee’s duties with the Company in good faith (provided in the case of illness, injury or disability that the Company has provided reasonable accommodation under applicable disabilities laws), after a demand for substantial performance is delivered to Employee by the Company which identifies, in reasonable detail, the manner in which the Company believes that the Employee has not substantially performed Employee’s duties in good faith and such Employee has not, in the sole discretion of the Company, improved the performance of Employee’s duties during a period of fourteen (14) days from such demand for substantial performance;

(ii)           the Employee’s willful commission of any act which has a material adverse effect on the Company, including, without limitation, an act of dishonesty, fraud, willful disobedience, gross misconduct or breach of duty;

(iii)         the Employee’s commission of any act in contravention of Employee’s undertakings contained in Section 3 hereof; or

(iv)          the Employee’s conviction of a felony or a misdemeanor involving dishonesty or moral turpitude.

(b)           Termination Without Cause.  The Company may terminate Employee’s employment under this Agreement without cause or notice at any time.

2.2          Severance Payment.  For avoidance of doubt, Company and Employee agree that Employee, due to previous change in control provisions, has vested in Employee’s original severance (“Severance Payment”) in the amount of  $250,000.  Upon termination of employment for any reason, whether such termination is by the Company, by Employee or because of Employee’s death or disability, and upon the Employee’s furnishing to the Company an executed waiver and release of claims, in the form of which is attached hereto as Exhibit A, the Employee shall receive ratable payment of the $250,000 over a period of twelve (12) months (the “Severance Period”), subject to standard deductions and withholdings.  In addition, the Company shall pay Employee a lump sum payment of $6,000 in cash within fourteen (14) days after termination of his employment, in exchange for Employee’s agreement not to participate in the Company’s medical and dental coverage at any time during the period of employment and to waive any right to continue medical and dental coverage under the provisions of COBRA.  Further, Employee shall be entitled to a lump sum in cash of $2,500, such payment to be made within fourteen (14) days after termination of employment, in lieu of participation during the Severance Period in all other Company benefit plans in which the Employee participated as of the date of termination.  Employee shall be entitled to the Employee’s Base Salary and accrued and unused vacation earned through the date of termination, subject to standard deductions and withholdings.  Employee shall not be entitled to any other severance benefits.

3.            NON-COMPETITION, NON-SOLICITATION AND CONFIDENTIALITY

3.1          Non-Competition.  During the Severance Period, Employee shall not, either individually or as a partner, joint venturer, consultant, shareholder, member or Representative of another Person or otherwise, directly or indirectly, participate in, engage in, or have a financial or management interest in, promote, or assist any other Person in any business operation or any enterprise if such business operation or enterprise engages, or would engage, in a Restricted Business in a Restricted Area; provided, however, that Employee may own up to one percent of the outstanding equity securities of any Person.

3.2          Non-Solicitation.  For a period of one (1) year after the termination of Employee’s employment, Employee shall not, directly or indirectly (i) employ or seek to employ any Person who at the date of such termination, or within the twelve (12)-month period preceding the date of such termination, was an employee, contractor or consultant of the Company or Tier, or otherwise solicit, encourage, cause or induce any such employee, contractor or consultant to terminate such relationship with the Company or Tier, or (ii) take any willful action that would interfere with the relationship of the Company or Tier with its respective clients or vendors.

3.3          Confidential Information.

(a)           Employee acknowledges that the Confidential Information (as hereinafter defined) is valuable, special and unique; and that the Company and Tier wish to protect such Confidential Information by keeping it confidential for the use and benefit of the Company and Tier.  Based on the foregoing, Employee undertakes:

(i)            to keep any and all Confidential Information in trust for the use and benefit of the Company or Tier;

(ii)           except as required by Employee’s duties hereunder, as may be required by any governmental authority, or as may be authorized in writing by the Company, not at any time to disclose or use, directly or indirectly, any Confidential Information;

(iii)         to take all reasonable steps necessary, or reasonably requested by the Company or Tier, to ensure that all Confidential Information is kept confidential for the use and benefit of the Company or Tier; and

(iv)          upon termination of Employee’s employment with the Company or at any other time the Company may in writing so request, to promptly deliver to the Company all materials constituting Confidential Information (including all copies thereof) that are in Employee’s possession or under Employee’s control.  Further, the Employee undertakes that, if requested by the Company, Employee shall return any Confidential Information pursuant to this subsection and shall not make or retain any copy of or extract from such materials.

3.4          For purposes of this Agreement, “Person” means an individual, a partnership, a limited liability company, a joint venture, a corporation, a trust, an unincorporated organization, a division or operating group of any of the foregoing, a government or any department or agency thereof or any other entity.  “Representative” means any officer, director, principal, agent, employee, consultant or other representative of a Person.  “Restricted Business” means any business involved in the electronic processing of payments to government or commercial entities or any other business in which Company is actively engaged on the date of the termination of Employee’s employment.  “Restricted Area” means any country in which Company conducts a Restricted Business on the date of the termination of  Employee’s employment with Company.  “Confidential Information” means any and all information developed by or for the Company or Tier of which the Employee gained knowledge by reason of  Employee’s employment with the Company or Tier under this Agreement that is not generally known in the industry in which the Company or Tier is or may become engaged.  Confidential Information includes, but is not limited to, any and all information developed by or for the Company or Tier or customers of the Company or Tier, concerning plans, marketing and sales methods, materials, processes, business forms, procedures, devices used by the Company or Tier or contractors or customers with which the Company or Tier has dealt during the period of employment, plans for development of new products, services and expansion into new areas or markets, internal operations and any trade secrets and proprietary information of any type owned by the Company or Tier together with all written, graphic and other materials relating to all or any part of the same.

3.5          Remedies.

(a)           Injunctive Relief.  Employee acknowledges and agrees that the covenants and obligations contained in Sections 3.1, 3.2, 3.3 and 3.4 hereof relate to special, unique and extraordinary matters and that a violation of any of the terms of said Sections will cause the Company irreparable injury for which adequate remedy at law is not available.  Therefore, Employee agrees that the Company shall be entitled to an injunction, restraining order, or other equitable relief from any court of competent jurisdiction, restraining the Employee from committing any violation of such covenants and obligations.

(b)           Remedies Cumulative.  The Company’s rights and remedies in respect of this Section are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.

4.             MISCELLANEOUS

4.1          Notices.  Any written notice, required or permitted under this Agreement, shall be deemed sufficiently given if either hand delivered or by fax (with written confirmation of receipt) or nationally recognized overnight courier.  Written notices must be delivered to the receiving party at its address or facsimile number on the signature page of this Agreement.  The parties may change the address or facsimile number at which written notices are to be received in accordance with this Section.

4.2          Indemnification.  The Company shall indemnify Employee (including his heirs, executors and administrators) to the fullest extent permitted by law for any and all costs, liabilities, judgments, damages and expenses incurred by Employee that arise out of, are in connection with or are related to Employee’s actions or inactions in his performance of his duties hereunder as an employee, director or committee member or fiduciary of the Company or any subsidiary or benefit plan thereof and his service prior to the Effective Date as an employee, director or committee member or fiduciary of the Company or any subsidiary or benefit plan thereof, that are not covered or actually paid by the Company’s directors’ and officers’ liability insurance policies.  The Company shall, within ten (10) days of presentation of invoices, reimburse Employee (including his heirs, executors and administrators, as applicable) for all legal fees and disbursements incurred by the Employee in connection with any potentially indemnifiable matter.  To the extent permitted by applicable law, the Company shall, upon the request of Employee, advance to Employee such amounts as necessary to cover expenses, including without limitation legal fees and expenses, incurred by the Employee in connection with any suit or proceeding in which Employee may be involved by reason of his being or having been a director or officer of the Company or of any subsidiary thereof.

4.3          Arbitration.  All parties agree that to the fullest extent permitted by law, any and all controversies between them, including whether any termination is with or without cause shall be submitted for resolution to binding arbitration.  This means that all parties agree that arbitration shall be their exclusive forum for resolving disputes between them.  All parties expressly waive their entitlement, if any, to have controversies between them decided by a court or jury.

4.4          Prevailing Party.  If any dispute arises between the parties hereto concerning this Agreement or their respective rights, duties and obligations hereunder, the party prevailing in such proceeding shall be entitled to reasonable attorney’s fees and costs, in addition to any other relief that may be granted.

4.5          Assignment.  The Employee may not assign, transfer or delegate his rights or obligations hereunder, and any attempt to do so shall be void.  This Agreement shall be binding upon and shall inure the benefit of the Company and its successors and assigns.

4.6          Entire Agreement.  This Agreement contains the entire agreement of the parties hereto with respect to the subject matter hereof, and all other prior agreements, written or oral, are hereby merged herein and are of no further force or effect.  This Agreement may be modified or amended only by a written agreement that is signed by the Company and the Employee.  No waiver of any section or provision of this Agreement shall be valid unless such waiver is in writing and signed by the party against whom enforcement of the waiver is sought.  The waiver by the Company of any section of provision of  this Agreement shall not apply to any subsequent breach of this Agreement.  Captions to the various Sections of this Agreement are for the convenience of the parties only and shall not affect the meaning or interpretation of this Agreement.  This Agreement may be executed in several counterparts, each of which shall be deemed an original, but together they shall constitute one and the same instrument.

4.7          Severability.  The provisions of this Agreement shall be deemed severable, and if any part of any provision is held illegal, void or invalid under applicable law, such provision may be changed to the extent reasonably necessary to make the provision, as so changed, legal valid and binding.  If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement shall not in any way be affected or impaired but shall remain binding in accordance with their terms.

4.8          Continuing Obligations.  The provisions contained in Sections 2.2, 3, 4.2, 4.3, 4.7, 4.8 and 4.9 of this Agreement shall continue and survive the termination of this Agreement.

4.9          Applicable Law.  This Agreement and the rights and obligations of the Company and the Employee hereunder shall be governed by and construed and enforced under the laws of Connecticut, without reference to any principles of conflict of laws.

IN WITNESS WHEREOF, the parties here to have executed this Agreement as of the date first above written

OFFICIAL PAYMENTS CORPORATION

By:	/s/ Laura B. DePole

Print Name:	Laura B. DePole
Title:	Secretary/Treasurer

/s/ Michael P. Presto
Michael P. Presto

Address:
Facsimile:

EXHIBIT A

RELEASE AND WAIVER OF CLAIMS

In consideration of the payments and other benefits set forth in Section 2.2 of the Employment Agreement dated August 1, 2002, to which this form is attached, I, Michael P. Presto, hereby furnish Official Payments Corporation and Tier Technologies, Inc (collectively “the Companies”), with the following release and waiver (the “Release and Waiver”).

I hereby release, and forever discharge the Companies, its officers, directors, agents, employees, stockholders, successors, assigns, affiliates, parent, subsidiaries, and benefit plans, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys’ fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising at any time prior to and including my employment termination date with respect to any claims, including but not limited to those claims relating to my employment and the termination of my employment; including, but not limited to, claims pursuant to any federal, state or local law relating to employment, including, but not limited to, discrimination claims, claims under any local statute governing discrimination, and the Federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”), or claims for wrongful termination, breach of the covenant of good faith, contract claims, tort claims and wage or benefit claims, including, but not limited to, claims for salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits, severance pay or any form of compensation.

I also acknowledge that I have read and understand Section 1542 of the California Civil Code or any comparable statute under any other state, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”  I hereby  expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims I may have against the Companies.

I acknowledge that, among other rights, I am waiving and releasing any rights I may have under ADEA, and that this Release and Waiver is knowing and voluntary.  I further acknowledge that I have been advised, as required by the Older Workers Benefit Protection Act, that:  (a) the Release and Waiver granted herein does not relate to claims which may arise after this Release and Waiver is executed; (b) I have the right to consult with an attorney prior to executing this Release and Waiver (although I may choose voluntarily not to do so); and if I am over 40 years of age upon execution of this Release and Waiver:  (c) I have twenty-one (21) days from the date of termination of my employment with the Company in which to consider this Release and Waiver (although I may choose voluntarily to execute this Release and Waiver earlier); (d) I have seven (7) days following the execution of this Release and Waiver to revoke my consent to this Release and Waiver; and (e) this Release and Waiver shall not be effective until the seven (7) day revocation period has expired.

Date:_____________________                      By:  ____________________________

Print Name:  ______________________